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                                                                 Exhibit 99-8(m)
                                LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Custodian Agreement between Frank Russell Investment Company and State Street Bank and Trust Company, dated October 31, 1988, the Frank Russell Investment Company advises you that it is creating five new funds to be named Aggressive Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund and Equity Balanced Strategy Fund (each, a "Fund"), and that each Fund desires for State Street Bank and Trust Company to serve as Custodian with respect to each Fund pursuant to the terms and conditions of the Custodian Agreement. Each Fund is to be a "fund of funds." The fees to be charged by the Custodian to each Fund in return for its services are contained in the attached fee schedule to the Custodian Agreement.

Please indicate your acceptance to act as Custodian to each Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By: /s/ Lynn L. Anderson
   ---------------------------
   Lynn L. Anderson
   President


Accepted this 28th day of January, 1997.



STATE STREET BANK AND TRUST COMPANY


By:    Brad Payne
   ---------------------------
Its:     Vice President
    --------------------------